Exhibit 99.1

Tumi Holdings Announces Financial Results for the Second Quarter 2014

South Plainfield, NJ - August 7, 2014 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the second quarter ended June 29, 2014.
Jerome Griffith, Chief Executive Officer, President and Director, commented, “We were pleased to see the accelerated sales performance that we had anticipated during the second quarter. Trends throughout our business demonstrated strong reception to our product offering. Double digit sales growth across all of our segments was driven by robust comparable store sales expansion in our retail stores and our strong e-commerce business. Looking ahead, we are confident that we can meet our sales and earnings goals for the full year, as we invest in the business to expand our retail footprint and bring our e-commerce platform in-house. Overall, we believe that we are well-positioned to continue driving growth and shareholder value for the long-term as we successfully execute on our stated growth initiatives.”
For the second quarter of 2014:

•	Net sales increased 15.2% to $124.6 million from $108.2 million in the second quarter ended June 30, 2013.

•	Total comparable store sales for all Direct-to-Consumer channels, including company-owned websites, increased 12.9%, compared to an increase of 4.6% in the second quarter of 2013.

•
Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 12.4%. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 8.2%.

•
Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 18.1% in U.S. dollars, or 12.5% in Euros. Excluding e-commerce sales, Direct-to-Consumer International comparable stores sales increased 19.3% in U.S. dollars, or 13.6% in Euros.

•	Gross margin increased 15.7% to $72.1 million from $62.3 million in the second quarter of 2013. Gross margin percentage was 57.9% compared to 57.6% in the second quarter of 2013.

•	Operating income increased 11.2% to $19.9 million from $17.9 million in the second quarter of 2013. Operating income margin was 15.9% compared to 16.5% in the second quarter of 2013.

•
In the second quarter of 2013, the company incurred a $1.5 million ($0.9 million after tax) charge in connection with the early termination for an agreement with its web services provider. Excluding this one-time expense, operating income would have been $19.4 million, or 17.9% of net sales.

•
The effective tax rate was 38.0%, compared to 36.8% in the second quarter of 2013. The change in the effective tax rate was largely driven by the change in apportionment percentages for state purposes during the period ended June 29, 2014.

•
Net income was $12.2 million, or $0.18 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $11.2 million, or $0.16 per diluted share, based on 67.9 million diluted weighted average common shares outstanding in the second quarter of 2013.

•	Excluding the aforementioned early termination charge, net income would have been $12.1 million, or $0.18 per diluted share, in the second quarter of 2013.

•	During the second quarter of 2014, Tumi opened five new stores, renovated three stores, and closed one store.

•	At June 29, 2014, Tumi operated 134 company-owned stores.

For the six months ended June 29, 2014:

•	Net sales increased 10.5% to $233.2 million from $211.1 million in the corresponding period of 2013.

•	Gross margin increased 12.4% to $135.2 million, or 58.0% of net sales, from $120.3 million, or 57.0% of net sales, in the corresponding period of 2013.

•
Operating income decreased 6.3% to $33.2 million, or 14.3% of net sales, from $35.5 million, or 16.8% of net sales, in the first six months of 2013. Excluding the aforementioned early termination charge, as well as approximately $0.5 million in operating expenses incurred in the first quarter of 2013 in conjunction with the secondary common stock offering completed in April 2013, operating income for the first six months of 2013 would have been $37.4 million, or 17.7% of net sales.

•
The effective tax rate was 37.7%, compared to 37.4% in the corresponding period of 2013. The change in the effective tax rate was largely driven by the change in apportionment percentages for state purposes during six months ended June 29, 2014.

•
Net income was $20.4 million, or $0.30 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $21.7 million, or $0.32 per diluted share, based on 67.9 million diluted weighted average common shares outstanding in the first six months of 2013.

•
Excluding the aforementioned early termination charge and one-time expense incurred in conjunction with the secondary common stock offering completed in April 2013, net income would have been $23.0 million, or $0.34 per diluted share, in the first six months of 2013.

Balance Sheet Highlights as of June 29, 2014:
Cash and cash equivalents were $24.2 million as of June 29, 2014, compared with $37.6 million as of December 31, 2013. In the second quarter of 2014, the Company paid down the remaining $2.0 million on its revolving credit facility, and as of June 29, 2014 had no outstanding balance on its revolving credit facility. Inventories were $91.9 million as of June 29, 2014, compared with $80.0 million as of December 31, 2013.
Outlook
For fiscal 2014, the Company continues to expect net sales to increase between 12% and 15% over the prior year period. This estimate assumes total comparable store sales growth in the mid-single digits. As previously discussed, 2014 will be a year of higher than normal investment and expenses driven primarily by transitioning e-commerce in-house. The launch of the new e-commerce platform has been slightly delayed, and the Company expects the new website to be launched toward the end of the third quarter. The Company now expects to pay total fees to the former platform provider of $4.0 million to $5.0 million, in part because of strong web performance, and in part due to the delay. We anticipate leveraging certain operating expenses to mitigate these additional costs. The Company continues to expect diluted EPS for 2014 to be between $0.88 to $0.92. This estimate assumes diluted weighted average common shares outstanding of approximately 68.1 million, and a revised weighted GAAP tax rate of 38.0%.
The Company is increasing its store openings estimate and now expects to open 20 to 25 new stores in 2014, with the store opening cadence to be heavily weighted toward the back end of the year. Capital expenditures for fiscal 2014 are expected to be in the range of $40.0 million to $45.0 million.
Conference Call
Tumi Holdings, Inc. will host a conference call to discuss second quarter results today, August 7, 2014, at 4:30 p.m. ET. The general public can access the call by dialing 1-888-895-5479 (domestic) or 1-847-619-6250 (international). The passcode is 37738576. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through August 14, 2014; to access the replay, dial 1-888-843-7419 for domestic callers or 1-630-652-3042 for international callers and enter access code 37738576. The webcast will be accessible on the website for approximately 90 days after the call.
About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in over 260 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.

Forward-Looking Statements
This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s outlook for net sales and earnings per share in 2014, its expectations as to the fees to be paid to the third party e-commerce provider and its expectation that it will mitigate the additional costs associated with these fees, the timing of the launch of the new website, the number and timing of new store openings, the estimated effective tax rate and capital expenditures in 2014. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in consumer spending and general economic conditions; a decrease in travel levels; interruption in supply; inventory management and product quality control issues with our contract manufacturers; an inability to open new store locations in a timely and profitable manner; increases in costs of materials, labor or freight; the impact of counterfeiting and transshipping; risks of operating internationally; risks associated with our e-commerce migration; changes in effective tax rates and the success of new product introductions. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us except as otherwise required under federal securities laws.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(unaudited)
Net sales	$124,582	$108,189	$233,184	$211,114
Cost of sales	52,480	45,879	97,999	90,791
Gross margin	72,102	62,310	135,185	120,323
OPERATING EXPENSES
Selling	8,569	7,237	16,836	13,606
Marketing	4,548	3,528	8,903	7,028
Retail operations	28,432	24,467	54,538	46,043
General and administrative	10,697	9,220	21,671	18,174
Total operating expenses	52,246	44,452	101,948	84,851
Operating income	19,856	17,858	33,237	35,472
OTHER INCOME (EXPENSES)
Interest expense	(113)	(199)	(242)	(408)
Earnings from joint venture investment	7	32	154	487
Foreign exchange gains (losses)	(253)	12	(351)	(634)
Other non-operating income (expenses)	205	16	(72)	(206)
Total other expenses	(154)	(139)	(511)	(761)
Income before income taxes	19,702	17,719	32,726	34,711
Provision for income taxes	7,483	6,525	12,354	12,982
Net income	$12,219	$11,194	$20,372	$21,729
Weighted average common shares outstanding:
Basic	67,866,667	67,866,667	67,866,667	67,866,667
Diluted	67,872,947	67,868,475	67,870,428	67,868,134
Basic earnings per common share	$0.18	$0.16	$0.30	$0.32
Diluted earnings per common share	$0.18	$0.16	$0.30	$0.32

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 29, 2014	December 31, 2013
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,159	$37,613
Accounts receivable, less allowance for doubtful accounts of approximately $489 and $477 at June 29, 2014 and December 31, 2013, respectively	30,754	28,992
Other receivables	4,296	2,914
Inventories, net	91,925	79,969
Prepaid expenses and other current assets	8,481	6,878
Prepaid income taxes	2,313	—
Deferred tax assets, current	5,347	5,347
Total current assets	167,275	161,713
Property, plant and equipment, net	68,812	60,871
Deferred tax assets, noncurrent	2,124	2,124
Joint venture investment	2,100	1,960
Goodwill	142,773	142,773
Intangible assets, net	130,536	130,673
Deferred financing costs, net of accumulated amortization of $3,005 and $2,923 at June 29, 2014 and December 31, 2013, respectively	454	536
Other assets	10,537	5,837
Total assets	$524,611	$506,487

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	June 29, 2014	December 31, 2013
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$43,714	$33,938
Accrued expenses	29,280	32,120
Income taxes payable	—	4,680
Total current liabilities	72,994	70,738

Revolving credit facility	—	8,000
Other long-term liabilities	10,190	8,556
Deferred tax liabilities	51,195	51,195
Total liabilities	134,379	138,489

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,144,473 shares issued and 67,866,667 shares outstanding as of June 29, 2014 and December 31, 2013	681	681
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of June 29, 2014 and December 31, 2013	—	—
Additional paid-in capital	312,177	310,554
Treasury stock, at cost; 277,806 shares as of June 29, 2014 and December 31, 2013	(4,874)	(4,874)
Retained earnings	82,097	61,725
Accumulated other comprehensive income (loss)	151	(88)
Total stockholders’ equity	390,232	367,998
Total liabilities and stockholders’ equity	$524,611	$506,487

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Segment Results

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Three Months Ended June 29, 2014
Net sales	$57,354	$6,350	$26,710	$34,168	$—	$124,582
Operating income (loss)	$16,229	$220	$9,967	$9,725	$(16,285)	$19,856
Depreciation and amortization	$1,983	$389	$364	$942	$559	$4,237
Three Months Ended June 30, 2013
Net sales	$48,186	$5,067	$24,171	$30,765	$—	$108,189
Operating income (loss)	$14,515	$538	$8,762	$9,488	$(15,445)	$17,858
Depreciation and amortization	$1,674	$255	$284	$856	$396	$3,465
Six Months Ended June 29, 2014
Net sales	$107,401	$11,309	$48,084	$66,390	$—	$233,184
Operating income (loss)	$28,613	$(124)	$18,317	$19,193	$(32,762)	$33,237
Depreciation and amortization	$3,910	$608	$728	$1,830	$1,081	$8,157
Six Months Ended June 30, 2013
Net sales	$92,350	$9,341	$45,537	$63,886	$—	$211,114
Operating income (loss)	$26,349	$638	$16,833	$19,942	$(28,290)	$35,472
Depreciation and amortization	$3,321	$506	$518	$1,693	$826	$6,864

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Operating Income to
Operating Income Before One-Time Costs
(In millions)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Operating income	$19.9	$17.9	$33.2	$35.5
One-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013	—	—	—	$0.5
One-time operating expense charged in connection with the early termination of an agreement with Tumi's web service provider	—	$1.5	—	$1.5
Operating income before one-time costs[1]	$19.9	$19.4	$33.2	$37.4

Note
1 Totals may not foot due to rounding.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to
Net Income Before One-Time Costs
(In millions)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net income	$12.2	$11.2	$20.4	$21.7

Diluted GAAP earnings per share[1]	$0.18	$0.16	$0.30	$0.32
One-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013 (after tax)	—	—	—	$0.3
One-time operating expense charged in connection with the early termination of an agreement with Tumi's web service provider (after tax)	—	$0.9	—	$0.9
Net income before one-time costs²	$12.2	$12.1	$20.4	$23.0
Diluted earnings per share before one-time costs[1]	$0.18	$0.18	$0.30	$0.34

Notes
1 Diluted EPS calculated using 67.9 million shares for the three and six months ended June 29, 2014 and June 30, 2013.
2 Totals may not foot due to rounding.
Non-GAAP Financial Measures
Net income before one-time costs and operating income before one-time costs are non-GAAP financial measures. Net income before one-time costs is defined as net income plus one-time costs. Operating income before one-time costs is defined as operating income plus one-time costs. These measures are an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and are key measures used to evaluate profitability and operating performance. These measures provide investors and other users of Tumi’s financial information, when viewed in conjunction with its consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses these metrics in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on these measures as Tumi’s only measures of operating performance. Net income before one-time costs should not be viewed as a substitute for net income, and operating income before one-time costs should not be viewed as a substitute for operating income.
Comparable Store Sales Growth
Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s fiscal year. For example, a store opened in October 2012 will not impact the comparable store comparison until January 1, 2014. Additionally, temporary store closings, store expansions and store relocations are excluded from the comparable store base, under most circumstances.
Source: Tumi Holdings, Inc.
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